Exhibit 10.12

February 26, 2007

Wolverine Tube, Inc.

200 Clinton Avenue – Suite 1000

Huntsville, Alabama 35801

Attn: James E. Deason, Senior Vice President and Chief Financial Officer

Wolverine Joining Technologies, LLC

235 Kilvert Street

Warwick, Rhode Island 02886

Attn: James E. Deason, Vice President and Treasurer

Dear Mr. Deason:

This letter is to notify you of certain changes being made by HSBC Bank USA, National Association (“HSBC”) in the manner in which it consigns precious metal to its customers. Currently HSBC consigns certain precious metal to you (the “Companies”) pursuant to an agreement between HSBC and the Companies (the “Consignment Agreement”). All capitalized terms used herein without definition shall have the meanings assigned by the Consignment Agreement.

Effective on April 2, 2007 (the “Effective Date”), the following changes will be implemented by HSBC:

•

HSBC will no longer offer Floating or Variable Rate Consignments. Instead, HSBC will only offer fixed rate consignments (“Fixed Rate Consignments”) for periods of one (1) Business Day, one (1) month, two (2) months, three (3) months or such longer period as agreed to by HSBC (the “Consignment Period”).

•	Requests for Fixed Rate Consignments having a one (1) Business Day Consignment Period must be made to HSBC no later than 1:00 p.m. (New York time) on the same day as the proposed drawdown date.

•

Requests for Fixed Rate Consignments having a Consignment Period in excess of one (1) Business Day must be made to HSBC by 12:00 noon (New York time) two (2) London Banking Days prior to the proposed drawdown date.

•

Each Fixed Rate Consignment with a one (1) Business Day Consignment Period shall be automatically rolled over upon the expiration of its Consignment Period unless the Companies otherwise instruct HSBC and provided HSBC consents.

•

HSBC will no longer permit the physical return of Consigned Precious Metal except in special circumstances and only with the prior written consent of the HSBC. Instead, the return of Consigned Precious Metal to HSBC shall be either to HSBC’s designated pool accounts, loco London or through a recognized third party acceptable to HSBC. The Companies may continue to make payment for

HSBC Bank USA, National Association

Precious Metals, 464 Winthrop Street, Rehoboth, MA 02769

Wolverine Tube, Inc.

Wolverine Joining Technologies, LLC

February 26, 2007

Consigned Precious Metal in the form of immediately available United States dollars in an amount equal to the Value of such Precious Metal on the applicable date.

•

HSBC will no longer physically deliver Precious Metal to its customers. Instead, it will facilitate the delivery of Precious Metal to the Companies by a supplier approved by HSBC (the “Precious Metal Supplier”). The physical delivery of Precious Metal shall only be made to the Companies at 9502 Bayport Road, Pasadena, Texas 77507. From and after the Effective Date, all market premiums and delivery and other charges related to the Consignment Facility shall be paid directly by the Companies to the Precious Metal Supplier.

•

The Companies grant HSBC a security interest in all security now or hereafter held for the Obligations to secure any indebtedness for premiums or other charges owing by the Companies to the Precious Metal Supplier which HSBC may obtain.

•

If HSBC physically delivered Precious Metal to the Companies prior to the date hereof under the Consignment Agreement, the Companies shall be required to pay HSBC the market premiums due for such Precious Metal as if it were returning such Precious Metal to HSBC on the Effective Date. The amount of such premiums, if any, shall be billed separately to the Companies by HSBC and shall be payable upon receipt of an invoice therefor.

•

The Companies shall pay to HSBC a Fixed Consignment Fee which shall be computed as a percentage of the Value of such Consigned Precious Metal on the drawdown date. Each Fixed Consignment Fee shall be calculated for a certain specific quantity and form of Precious Metal for a certain specific Consignment Period at the rate per annum and in an amount set by HSBC.

•	The Companies shall establish an account (the “Companies’ Account”) and a sub-demand deposit account with HSBC. Fixed Consignment Fees shall be accrued on a daily basis and paid as follows:

•

Fixed Consignment Fees payable for Fixed Rate Consignments with a Consignment Period of more than one (1) Business Day shall be paid by HSBC debiting the Companies’ Account on the last day of the applicable Consignment Period.

•

Fixed Consignment Fees payable for Fixed Rate Consignments with a Consignment Period of one (1) Business Day shall be paid by HSBC debiting the sub-demand deposit account daily, on an over draft basis. On the fifth Business Day of each month, HSBC shall debit the Companies’ Account for all overdrafts in the Companies’ sub-demand deposit account for the preceding month. Only HSBC shall be permitted to make withdrawals from sub-demand deposit account.

Wolverine Tube, Inc.

Wolverine Joining Technologies, LLC

February 26, 2007

By signing below, the Companies agree that all necessary conforming changes to the Consignment Agreement occasioned by reason of this letter agreement are hereby deemed to be made on the Effective Date and that all transactions between HSBC and Companies, including, without limitation, all such transactions in Precious Metal, shall be in accordance with, governed by, and subject to Exhibit A attached hereto, the terms of which are incorporated into this letter agreement by reference. To the extent of any discrepancy between the terms of this letter agreement and the terms of the Consignment Agreement, the terms of this letter agreement shall control and prevail.

Very truly yours,

HSBC BANK USA, NATIONAL ASSOCIATION

By:
		Title:	First VP

ACKNOWLEDGED AND AGREED TO:
WOLVERINE TUBE, INC.

By:
Title:	Senior V. P & CFO

WOLVERINE JOINING TECHNOLOGIES, LLC

By:
Title:	Vice President & Treasurer

Exhibit A

Terms and Conditions of Consignment

1. DEFINITIONS.

When used herein, capitalized terms used herein shall be defined as set forth in the Consignment Agreement, or if not defined in the Consignment Agreement, as follows:

1.1. “Companies’ Account” means the demand deposit account of the Companies at HSBC, which shall be charged for payments to be made by the Companies in accordance with the provisions of this Agreement.

1.2. “Consignment Period” means the period beginning on the Drawdown Date and ending one (1) Business Day after such Drawdown Date; provided, however, that, if such Consignment Period would otherwise end on a day which is not a London Banking Day, such Consignment Period shall end on the next following London Banking Day.

1.3. “Consignment Request” shall have the meaning assigned by Paragraph 2.2(a) of this Exhibit A.

1.4. “Drawdown Date” means the date on which any consignment under the Consignment Facility is made or is to be made and the date on which any consignment under the Consignment Facility is rolled over in accordance with Paragraph 2.6 of this Exhibit A.

1.5. “Fixed Consignment Fee” means a consignment fee determined in accordance with the provisions of Paragraph 2.5 of this Exhibit A.

1.6. “Fixed Rate Consignment” means a consignment of Precious Metal by HSBC to the Companies under the Consignment Facility bearing a Fixed Consignment Fee.

1.7. “London Banking Day” means any day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

1.8. “Metals Payment” means, for any Precious Metal, (a) the Companies’ payment at HSBC’s Address or such other place as HSBC may from time to time specify in writing in the form of immediately available United States dollars in an amount equal to the Value of such Precious Metal on the date of such payment (or, if the Companies had previously provided notice to HSBC by telephone or telecopier of their intention to purchase or settle such Precious Metal on a particular date and HSBC had fixed the Value of such Precious Metal or otherwise acted in reliance on such notice, and at HSBC’s election, the Value of such Precious Metal on the date of fix of Value or other action), plus any applicable premium, or any other purchase price to which the parties have agreed in writing, or (b) after notice by telephone or telecopier to and agreement to the same by HSBC, delivery of like Precious Metal delivered to HSBC’s designated pool accounts, loco London or through a recognized third party acceptable to HSBC.

1.9. “Precious Metal Supplier” means the Person or Persons approved by HSBC to make physical delivery of Precious Metal to the Companies which shall, in turn, be consigned to the Companies hereunder.

1.10. “Regulatory Change” after the date hereof, the introduction of any new, or any change in existing, applicable laws, rules or regulations or in the interpretation or administration thereof by any court or governmental authority charged with the interpretation or administration thereof, or compliance by HSBC with any new request or directive by any such court or authority (whether or not having the force of law).

2. Consigned Precious Metal; Title; Insurance.

(a) The commodities to be consigned to the Companies by HSBC under the Consignment Facility shall consist of Precious Metal as defined herein. EXCEPT FOR THE FINENESS OF THE PRECIOUS METAL AS SPECIFIED HEREIN, HSBC MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOODS CONSIGNED OR TO BE SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND HSBC HEREBY DISCLAIMS ALL SUCH WARRANTIES.

(b) Title to Consigned Precious Metal shall remain in HSBC until Metals Payment has been made for such Consigned Precious Metal, whereupon title to such purchased Consigned Precious Metal shall pass to the Companies. The Companies hereby ratify the filing of all financing statements and other documents as may be reasonably required by HSBC to evidence HSBC’s interests as consignor and secured party under the Uniform Commercial Code.

(c) The Companies shall timely pay all license fees, assessments and sales, use, excise, property and other taxes now or hereafter imposed by any governmental body or authority with respect to the possession, use, sale, transfer, consignment, delivery or ownership of the Consigned Precious Metal.

(d) The Precious Metal consigned pursuant to the Consignment Facility and governed by this Agreement shall be such quantity and form of Precious Metal as HSBC may confirm to the Companies from time to time. Precious Metal in the possession or control of the Companies, or Precious Metal held by a third party for the account of the Companies, shall constitute Consigned Precious Metal notwithstanding that (i) such Precious Metal is in alloyed form or is contained in raw materials, work-in-process or finished goods, (ii) such Precious Metal was delivered to, or credited to the account of, the Companies, by a third party in exchange for or in consideration of Precious Metal delivered by HSBC to such third party, (iii) such Precious Metal was sold by the Companies to HSBC and then consigned back to the Companies pursuant to this Agreement, (iv) such Precious Metal is demonstrably not the Precious Metal physically delivered by the Precious Metal Supplier, or (v) such Precious Metal is in the possession of or under the control of any person other than the Companies, including any refiner, customer of the Companies or bailee.

(e) Immediately upon consignment of Precious Metal to the Companies by HSBC, the Companies shall insure the Consigned Precious Metal wherever located, including all

Consigned Precious Metal which is in transit, in such amounts and by such insurers as may from time to time be reasonably required by HSBC, at all locations on an all risk form, including flood and earthquake and such other insurance (including but not limited to, fidelity insurance for all employees, including officers, if required by HSBC) as may from time to time be reasonably required by HSBC. All such insurance policies shall provide at least thirty (30) days’ prior written notice to HSBC of any cancellation or alteration thereof. At HSBC’s request, the Companies shall deliver to HSBC the certificate of an insurance company reasonably satisfactory and a true and complete copy of all insurance policies evidencing the satisfaction of the Companies’ insurance obligations hereunder and the inclusion of HSBC as additional insured and loss payee under any applicable policy as its interest may appear; provided, however, that HSBC shall be under no duty either to ascertain the existence of or to examine any such policy or certificate or to advise the Companies in the event such policy shall not comply with the requirements hereof. The Companies shall, as between HSBC and the Companies, accept all risk of loss to the Consigned Precious Metal in accordance with the provisions hereof until Metals Payment as hereinafter provided.

2.2. Requests for Consignments.

(a) Requests for delivery of Precious Metal to be held for consignment hereunder shall be made by an Authorized Representative to an authorized officer of HSBC by telephone or telecopier (the “Consignment Request”). Each Consignment Request sent either by telephone or telecopier shall indicate:

(i)	the quantity and quality of the Precious Metal to be delivered;

(ii)	the Drawdown Date;

(iii)	the Consignment Period; and

(iv)	the specific entity and location to which delivery of Precious Metal is to be made.

(b) HSBC is not obligated to accept any Consignment Request and may accept or reject a Consignment Request in its sole discretion. If HSBC accepts a Consignment Request, it may issue a written confirmation to the Companies confirming the consignment of Precious Metal to the Companies in accordance with the terms of such Consignment Request or as otherwise indicated on the confirmation, which shall state the Fixed Consignment Rate to apply to such consignment. The issuance of a confirmation by HSBC shall be deemed to be an acceptance by HSBC of the Consignment Request and the Fixed Consignment Rate and other information set forth in the same which shall be binding on the parties. All confirmations issued by HSBC shall be deemed to be accurate and shall be conclusively binding upon the Companies unless the Companies shall dispute such confirmation by written notice (giving the reasons therefor) to HSBC promptly but in no event later than within three (3) Business Days of receiving such confirmation. In the event of a dispute, HSBC’s electronic recording of the telephonic request shall be controlling.

(c) Consignment Requests shall be delivered to HSBC no later than 1:00 p.m. (New York time) on the same day (New York time) as the proposed Drawdown Date.

(d) The Companies irrevocably authorize HSBC to make or cause to be made, at or about the time of the Drawdown Date of any consignment of Precious Metal or at the time of receipt of any Metals Payment, an appropriate notation on HSBC’s books and records reflecting the making of such consignment of Precious Metal or (as the case may be) the receipt of Metals Payment for Consigned Precious Metal. The amount of the Consignment Facility Indebtedness set forth in HSBC’s books and records shall be prima facie evidence of the Consignment Facility Indebtedness owing and unpaid to HSBC, but the failure to record, or any error in so recording, any such amount on HSBC’s books and records shall not limit or otherwise affect the obligations of the Companies hereunder to make pay and perform their obligation under the Consignment Facility when due.

2.3. Deliveries

(a) For the purposes of this Agreement, “deliver” or “delivery” shall mean either (i) actual physical shipment of Precious Metal to the Companies by a reputable carrier of the Precious Metal Supplier’s choice, at the Companies’ sole risk and expense, or (ii) crediting of Precious Metal by HSBC to an account of the Companies with HSBC or with a counterparty approved by HSBC when no physical movement thereof is contemplated by the parties.

(b) HSBC will facilitate the physical delivery by the Precious Metal Supplier of Precious Metal to the Companies at the Companies’ Address on the date agreed upon for delivery by customary shipment means selected by the Precious Metal Supplier (and reasonably acceptable to the Companies). Precious Metal will only be delivered by the Precious Metal Supplier to the Companies at the Companies’ Address. The Companies shall bear all risk of loss, theft, destruction or damage to the Precious Metal requested to be delivered hereunder in all circumstances. A delivery statement provided by the Precious Metal Supplier setting out the quantity and quality of Precious Metal delivered shall accompany such delivery. In the case of physical delivery of Precious Metal to the Companies, delivery shall take place F.O.B. the Precious Metal Supplier’s vault. All charges incurred for transport, cartage, packaging, insurance or otherwise for the delivery of Precious Metal to the Companies shall be for the account of the Companies.

(c) If upon receipt it is determined that Precious Metal physically delivered by the Precious Metal Supplier is of a different quantity and/or quality than set out in the delivery statement, the Companies shall immediately give notice in writing of such discrepancy to the Precious Metal Supplier and to HSBC. In that event, the Precious Metal Supplier shall be entitled to conduct such tests and make such examination of the Precious Metal as it considers necessary or desirable. If such tests or examinations determine that the Precious Metal delivered is of a different quantity and/or quality than was set out in the said delivery statement, then the Precious Metal Supplier or the Companies, as the case may be, shall make the appropriate adjustments. In no event shall HSBC be responsible for the delivery by the Precious Metal Supplier of Precious Metal of a different quantity and/or quality than set out in the delivery statement and the Companies shall have no recourse against HSBC in such event.

(d) Neither the Precious Metal Supplier nor HSBC shall be liable for any delay in the delivery of Precious Metal or for the inability to deliver Precious Metal hereunder for any reason, including, without limitation, any delay or inability to deliver resulting directly or indirectly from any unavailability or scarcity of Precious Metal, foreign or domestic embargoes, seizure, acts of God, insurrections, strikes, war, the adoption or enactment of any law, ordinance, regulation, ruling or order directly or indirectly interfering with the production, sale, consignment or delivery of Precious Metal hereunder, lack of transportation, fire, flood, explosions or other accidents, events or contingencies beyond the reasonable control of HSBC and/or the Precious Metal Supplier.

(e) HSBC shall be under no obligation to physically deliver Precious Metal to the Companies hereunder for any reason or at any time.

2.4. Purchases and Sales of Precious Metal; Payment

(a) Provided that no Event of Default (or condition with which the passage of time and/or the giving of notice may become an Event of Default) has occurred and is continuing, the Companies may elect to purchase Consigned Precious Metal at any time by notifying HSBC of their intention to do so at a reasonable time before (which shall be not less than thirty (30) minutes) the fix at which such Precious Metal is to be purchased. The Companies shall make a Metals Payment within two (2) Business Days for all Consigned Precious Metal so purchased (but HSBC may permit the Companies to pay prior to such time without premium or discount).

(b) All Metals Payments shall be made without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. All Metals Payments shall be applied to the Obligations of the Companies to HSBC as it determines in its sole discretion. The Companies hereby authorize HSBC to charge the Companies’ Account at any time and from time to time for the purpose of making any Metals Payment which is at any time payable hereunder by the Companies.

(c) Notwithstanding anything contained herein to the contrary, the Companies shall immediately make a Metals Payment for Consigned Precious Metal at the time the Consigned Precious Metal is lost or stolen or the occurrence of any event which causes HSBC’s or the Companies’ interest in the same to be deemed an “account” under applicable law.

(d) Provided that no Event of Default (or condition with which the passage of time and/or the giving of notice may become an Event of Default) has occurred and is continuing and provided that after giving effect thereto the Consignment Facility Indebtedness does not exceed the Consignment Limit, the Companies may elect at any time, to sell Precious Metal to HSBC and to have HSBC consign such Precious Metal back to the Companies hereunder by notifying HSBC by telephone or telecopier of their intention to do so within a reasonable time before the fix at which such sale will occur. HSBC shall pay for such purchased Precious Metal within two (2) Business Days of purchase by federal wire transfer, other customary form of cash payment acceptable to the parties or by credit to the Companies’ account at approved intermediaries. HSBC may make early payment if requested by the Companies and practicable at such market discount for early payment as quoted from time to time by HSBC. HSBC’s purchase price shall be at the applicable Value for such purchased Precious Metal less such market discounts as quoted from time to time by HSBC. The Companies shall timely pay and hold HSBC harmless for all third party charges in connection with all such sales. Sales of Precious Metal by the Companies shall be of not less than one thousand (1,000) fine troy ounces for silver.

(e) Notwithstanding anything contained herein to the contrary, the Companies shall only be permitted to make a physical delivery of Precious Metal in payment of the Obligations with the prior written consent of HSBC. Any such physical delivery of Precious Metal to HSBC shall be (i) to a vault designated by HSBC, (ii) at the Companies’ expense and risk, (iii) in a form acceptable to HSBC at a location acceptable to HSBC subject to such market discounts as may be provided herein and, if required by HSBC, credited to the Companies’ Account only upon HSBC’s assaying the Value thereof.

2.5. Consignment Fees.

(a) During such time as Precious Metal is consigned to the Companies hereunder and until the same is withdrawn from consignment and paid for in full by the Companies as hereinafter provided, the Companies shall pay to HSBC a Fixed Consignment Fee which shall be computed as a percentage of the Value of such Consigned Precious Metal on the Drawdown Date. Each Fixed Consignment Fee shall be calculated for a certain specific quantity and form of Precious Metal consigned to the Companies for a certain specific Consignment Period at the rate per annum and in an amount set by HSBC. The quantity and form of Precious Metal and the Consignment Period shall be selected by the Companies, subject to acceptance by HSBC. Once the specific quantity and form of Precious Metal and the specific Consignment Period have been selected and the Fixed Consignment Fee determined, such selections shall be irrevocable and binding on the Companies and shall obligate the Companies to accept the consignment requested from HSBC in the amount, in the form and for the Consignment Period specified.

(i)	The Companies shall establish the Companies’ Account and a sub-demand deposit account with HSBC. Fixed Consignment Fees shall be accrued on a daily basis and paid by HSBC debiting the sub-demand deposit account daily, on an over draft basis. On the fifth Business Day of each month, HSBC shall debit the Companies’ Account for all overdrafts in the Companies’ sub-demand deposit account for the preceding month. The Companies agree to be bound by the “Bank’s Rules for Deposit Accounts” and Terms and Charges Disclosure”. Only HSBC shall be permitted to make withdrawals from sub-demand deposit account.

(b) Consignment fees shall be calculated on the basis of a 360-day year counting the actual number of days elapsed.

(c) At such time as the Companies request the physical delivery of Precious Metal under the Consignment Facility, they shall become obligated to pay to the Precious Metal Supplier a market premium per fine troy ounce announced by the Precious Metal Supplier at the time of such delivery. Such payment is to be made within five (5) Business Days of the date of the invoice for the same. In the event that any invoice for premiums or other charges from the Precious Metal Supplier to the Companies is not paid by the Companies when due, HSBC may debit the Companies’ Account for the amount of such invoice and may charge interest on such overdue amount from the date such payment was originally due at the default interest rate until it is paid in full.

2.6. Rolling Over of Fixed Rate Consignments.

Subject to the provisions hereof, a Fixed Rate Consignment may be rolled over upon the expiration of its Consignment Period by giving HSBC notice by telephone or telecopier of the Companies’ decision to roll over an outstanding consignment (a) no later than 1:00 p.m. (New York time) on the day such election is effective. In the event that the Companies do not notify HSBC of their election hereunder with respect to any Fixed Rate Consignment, such Fixed Rate Consignment shall be automatically rolled over to a Fixed Rate Consignment having a one (1) Business Day Consignment Period at the end of the applicable Consignment Period.

2.7. Indemnity.

The Companies shall indemnify HSBC and hold HSBC harmless from and against any loss, cost or expense (including loss of anticipated profits) that HSBC may sustain or incur as a consequence of (a) default by the Companies in payment of any Fixed Rate Consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Precious Metal or the termination of the Consignment Facility pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by HSBC to lenders of funds obtained by it in order to maintain Fixed Rate Consignments; (b) default by the Companies in taking a consignment or conversion after the Companies had given (or are deemed to have given) their request therefor; and (c) the purchase of Consigned Precious Metal bearing a Fixed Consignment Fee or the rollover of any Fixed Rate Consignment to a Fixed Rate Consignment with a different Consignment Period on a day that is not the last day of the applicable Consignment Period with respect thereto, including interest or fees payable by HSBC to lenders of funds obtained by it in order to maintain any such consignments.

2.8. Late Fee.

If the entire amount of any required purchase price payment or any other payment under the Consignment Facility is not paid in full within ten (10) Business Days after the same is due, the Companies shall pay to HSBC, by bank wire to a bank of HSBC’s choice, a late fee equal to five percent (5%) of the required payment.

2.9. Default Interest Rate.

The Companies shall pay to HSBC, upon demand, to the extent permitted by law, late charges on any sum or amount not paid when due under the Consignment Facility at a rate per annum equal to four percent (4%) in excess of the rate that would otherwise be payable hereunder, from the date of delinquency until payment in full.

2.10. 1997 ISDA Bullion Definitions.

To the extent applicable, the provisions of this Agreement are subject to the 1997 ISDA Bullion Definitions (as published by the International Swaps and Derivatives Association, Inc.) which are hereby incorporated herein by reference. To the extent of any conflict between the provisions of this Agreement and the 1997 ISDA Bullion Definitions, the provisions of this Agreement shall prevail and govern.

2.11. Following Business Day Convention.

All payments hereunder shall be adjusted in accordance with the ‘Following Business Day Convention’ so that if any payment hereunder becomes due on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day (subject to the definition of Interest Period), and such extension of time shall be included in computing interest and fees in connection with such payment.